Exhibit 1

UNOFFICIAL TRANSLATION OF POWER OF ATTORNEY GRANTED BY GRUPO MÉXICO, S.A.B. DE

C.V. IN FAVOR OF FRANCISCO XAVIER GARCÍA DE QUEVEDO TOPETE

“BOOK NUMBER TWO THOUSAND NINE HUNDRED EIGHTEEN

PUBLIC DEED ONE HUNDRED TWENTY-TWO THOUSAND FIVE HUNDRED SEVENTY-THREE

IN MEXICO, FEDERAL DISTRICT, on May nine of two thousand seven, before me, Mr. CECILIO GONZÁLEZ MÁRQUEZ, Notary Public number one hundred and fifty one of the Federal District, appeared Mr. ALFREDO GUTIERREZ QUIROZ, in his capacity of special delegate of “GRUPO MÉXICO”, SOCIEDAD ANÓNIMA BURSÁTIL DE CAPITAL VARIABLE, and:

Requested this notary to formalize in relevant part the minute of the meeting of the board of directors of the mentioned corporation, held in Mexico City, Federal District, on January twenty six of two thousand and seven at twelve o’clock.

To that effect, such person appearing before me shows to me and I attest that I have seen the respective minute, which is contained in a separate file from the board of directors minutes book, which pursuant to the declaration made under oath, was not available at the moment in which the meeting took place. Pursuant to such request, I transcribe in relevant part the relevant minute, which consists of twelve useful pages with text only on one side and is signed by the president and the secretary of the meeting, certified copies of such minute are attached to the appendix of this deed marked with the letter “A”; and of such minute I copy the relevant sections as follows:

“GRUPO MÉXICO, S.A.B. DE C.V.

BOARD OF DIRECTORS MEETING

JANUARY 26, 2007

In Mexico City, Federal District, at 12:00 hours of January 26, 2007, a meeting of the Board of Directors of GRUPO MÉXICO, S.A.B. DE C.V. was held at the offices located in 99 Bosques de Ciruelos street, fourth floor, Col. Bosques de las Lomas, with the attendance of the Non-Independent Board Members Messrs. Germán Larrea Mota Velasco, Genaro Larrea Mota Velasco, Oscar González Rocha, Xavier García de Quevedo and Alfredo Casar Pérez. The Independent Board Members Messrs. Claudio X. González, José Mendoza Fernández, Emilio Carrillo Gamboa, Fernando Ruiz Sahagún and Agustín Santamarina V. In addition, Mr. Rolando Vega Iñiguez, Special Advisor to the Board of Directors and Mr. Alberto De la Parra Zavala, Secretary of the corporation, also attended to the meeting.

Having quorum, the meeting was opened with Mr. Germán Larrea Mota Velasco, President of the Board of Directors, acting as President of the meeting, and Mr. Alberto De la Parra Zavala, Secretary of the Board, acting as Secretary of the meeting.

The President informed to the Board the matters for which this meeting was called and with respect to such matters the following resolutions were agreed:

9.    GRANTING OF POWERS OF ATTORNEY.

This Board of Directors agreed to grant and to revoke the following powers of attorney:

I) GRANTING OF POWERS OF ATTORNEY

B.    In favor of Messrs. Oscar González Rocha, Alfredo Casar Pérez, Francisco Xavier García de Quevedo Topete, Gabino Páez González, Alberto De la Parra Zavala and Daniel Muñiz Quintanilla, in the following terms:

1.-    General power for lawsuits and collections with all the general and special authorities, including the authorities that require a special clause pursuant to the law, in the terms of the first paragraph of Article 2554 and Article 2587 of the Civil Code for the Federal District (Código Civil para el Distrito Federal) and its correlatives of the Federal Civil Code (Código Civil Federal) and the Civil Codes of the States of the Republic (Códigos Civiles de los Estados de la República), including the authority to withdraw, including from “amparo” proceedings, file criminal accusations and complaints, settle, appoint arbitrators, make and respond to requests for admission, recuse judges, receive payments, file all types of appeals or recourses, consent to judgments, make biddings in judicial auctions or sales, intervene in investigations and criminal procedures in which the corporation is a party, assist the Public Ministry (Ministerio Público), bring criminal indemnity actions and actions for damages, withdraw from all of the mentioned proceedings, grant waivers and in general take all legal actions necessary for the defense and protection of the rights of the corporation before Civil, Federal, State, Municipal, Military and Labor authorities of any nature, including the Secretary of Labor and Social Security and Federal and Local Labor tribunals.

This power of attorney expressly authorizes the attorneys-in-fact to appear in the conciliatory stage and in each and all stages, hearings and proceedings to take place in labor trials referred to by Articles 876, 878 and other related Articles of the Federal Labor Law (Ley Federal del Trabajo), with all of the powers corresponding to such representation, including the authority set forth in Article 11 of the Federal Labor Law (Ley Federal del Trabajo).

This power of attorney will be exercised individually by the persons mentioned above.

2.-    Power of attorney for acts of administration in accordance with the second paragraph of article 2554 of the Civil Code for the Federal District (Código Civil para el Distrito Federal) and its correlatives of the Civil Codes of the States of the Republic (Códigos Civiles de los Estados de la República), including the authority to acquire all classes of goods and rights. This power of attorney shall be exercised jointly by any two of the persons mentioned above or by any one of them jointly with another person that has the same or is hereafter granted sufficient powers.

3.-    Power to grant special powers of attorney and to revoke the powers that they may grant.

For the granting and revocation of powers of attorney with the authority described in paragraph 1 above, the attorneys-in-fact may act individually and for the granting and revocation of powers of attorney with the authority described in paragraph 2 above, the attorneys-in-fact shall act jointly with another person that has the same or is hereafter granted sufficient powers.

It is agreed that the powers of attorney granted in this section B. have been granted to the attorneys-in-fact independently of any other powers of attorney that the corporation may have granted to them prior to the date of this meeting. Thus those prior powers of attorney may be exercised by the attorneys-in-fact, in the terms in which they were conferred, as long as those powers of attorney are not expressly revoked or the attorneys-in-fact relinquish them.

Finally, this Board of Directors agreed to appoint, as special delegates with all the necessary authorities, Messrs. Germán Larrea Mota Velasco, Alberto De la Parra Zavala, Alfredo Gutiérrez Quiroz and Leticia Hurtado Camarena, to any of them appear, indistinctly, before the Notary Public of choice and formalize the granting and revocation of the mentioned powers of attorneys.

Having no further matters to discuss, the meeting was adjourned and the corresponding minute was drafted, which was then signed by the President and the Secretary.

PRESIDENT - Mr. Germán Larrea Mota Velasco.- SECRETARY - Mr. Alberto De la Parra Zavala”.- Signatures.

Accordingly, the appearing party grants the following:

CLAUSES

FIRST.- The relevant sections of the Board of Directors Meeting Minute of the corporation named “GRUPO MÉXICO”, SOCIEDAD ANÓNIMA BURSÁTIL DE CAPITAL VARIABLE, held in Mexico, Federal District on January twenty six of two thousand seven, at twelve o’clock is hereby formalized in the terms previously transcribed.

SECOND.- The agreement to grant a power of attorney in favor of Messrs. OSCAR GONZALEZ ROCHA, ALFREDO CASAR PEREZ, FRANCISCO XAVIER GARCIA DE QUEVEDO TOPETE, GABINO PAEZ GONZALEZ ALBERTO DE LA PARRA ZAVALA and DANIEL MUÑIZ QUINTANILLA , subject to the terms, conditions and limitations set forth in section I) subsection B. of point nine of the minute formalized in relevant part by means of this instrument, is hereby formalized.

LEGAL CAPACITY

The appearing party represents, under oath, that the corporation has the legal capacity to execute this act and evidences the representation that holds of the corporation, which has not been revoked nor modified in any way, with documents that shows to me and that I, the Notary, describe in the appendix of this deed marked with letter “B” in order to be transcribed in the counterparts to be issued of this deed.

I, THE NOTARY, VERIFY THAT:

I.-    I had on sight the documents described in the appendix of this deed;

II.-    I do not have any indication that the minute being formalized by means of this instrument is false;

III.-    I informed the appearing party of his right to personally read this instrument;

IV.-    I personally know the appearing party, who has the legal capacity to enter into contracts and undertake obligations, the same with respect to the corporation represented; and

V.-    The appearing party, who after being warned by the undersigned Notary of the felonies that are incurred by those who declare false information, declared that:

He is Mexican by birth and son of Mexican parents, from Mexico, Federal District, where he was born on April fourteen nineteen fifty two, married, lawyer, with an address at …

… After having been read this deed to the appearing party, I explained its value and the legal consequences of its content. The appearing party expressed his conformity with the deed and granted, ratified and signed this deed on May fourteen of two thousand seven. This deed is authorized definitively by me.- I give faith.

ALFREDO GUTIÉRREZ QUIROZ.- SIGNATURE.- C. GONZÁLEZ.- SIGNATURE.- AUTHORIZING SEAL.

DOCUMENTS MARKED WITH LETTER “B” OF THE APPENDIX TO THIS DEED.

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